Exhibit 99.1



                                              Media Contacts
                                                  Mike Brown
                                                360-448-4255



  Court Approves Consolidated Freightways' Requests to Pay
                          Employees

     VANCOUVER, Wash. - Sept. 5, 2002 - Consolidated Freightways Corp. (NASDAQ: CFWYEQ) reported today that it received Bankruptcy Court approval to pay pre-petition wages to all its employees. Payroll checks will be processed beginning this afternoon and mailed over the next few days to employees' homes.
     "We are gratified to have received the Court's approval to satisfy this obligation. Checks will be mailed as quickly as possible and these payroll checks will be honored," said John Brincko, who joined the company as CEO three months ago.
     Consolidated Freightways filed for protection under Chapter 11 of the Bankruptcy Code and plans an orderly liquidation of its business. Its CF AirFreight, Canadian Freightways Ltd. and Grupo Consolidated Freightways, S.A. de RL subsidiaries are continuing to operate as usual. Additional information about the company's Chapter 11 filings can be obtained online at www.cacb.uscourts.gov.